UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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AMERICA’S CAR-MART, INC.

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AMERICA’S CAR-MART, INC.

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 26, 2020

The following material supplements the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting of Stockholders of America’s Car-Mart, Inc. (the “Company”) to be held on August 26, 2020 (the “Annual Meeting”) and should be read in conjunction with the Proxy Statement.

On August 17, 2020, the Company retained a proxy solicitation firm, Saratoga Proxy Consulting, LLC (“Saratoga”), for various solicitation and advisory services in connection with the solicitation of proxies from stockholders for the Annual Meeting, for which Saratoga will receive a fee of up to $7,500, together with reimbursement for its reasonable out-of-pocket expenses and an individual per solicitation fee. The Company has agreed to indemnify Saratoga against certain liabilities and expenses arising under or related to Saratoga’s performance of the solicitation services, other than losses, liabilities, or claims resulting from Saratoga’s gross negligence or willful misconduct.

At the Annual Meeting, stockholders are being asked to, among other things, approve an advisory resolution regarding the Company’s compensation of its named executive officers (“NEOs”) as described in the Proxy Statement. The Company’s Board of Directors recommends that stockholders vote “FOR” the resolution approving such compensation. In its Proxy Analysis and Benchmark Policy Voting Recommendations, Institutional Shareholder Services Inc. recommended that its clients vote “AGAINST” that proposal (the “ISS Recommendation”). It is notable that Glass Lewis, the other leading proxy advisor, disagrees with the ISS Recommendation and provided a recommendation “FOR” approval of the compensation of the Company’s named executive officers.

In order to address potential shareholder concerns, the Company’s Board of Directors is providing the following additional information to further explain the Board’s perspective, including information regarding certain changes to the compensation of its named executive officers during fiscal year 2020.

Pay-for-Performance Overview

The Board of Directors believes that the Company’s compensation program for its NEOs and the adjustments to this program approved during fiscal year 2020:

•	Enhance the market competitiveness of the Company’s executive base compensation program.
•	Incentivize and reward our executives for making decisions that are based on the long-term value of the Company rather than short-term financial results.
•	Represent a pay-for-performance approach that is aligned with the interests of our stockholders.

In evaluating the Company’s pay-for-performance alignment, the Board of Directors believes that ISS’ quantitative analysis of our Chief Executive Officer’s compensation relative to the Company’s performance was distorted by the adverse effects of the COVID-19 pandemic on the Company’s stock price as of April 30, 2020. Given the timing of the pandemic and its impact on the markets generally and the Company’s stock price specifically during March and April 2020, the Board of Directors believes that a one-year snapshot of the Company’s stock value of $65.95 at April 30, 2020 is not reflective of the Company’s financial performance and the value realized by our long-term stockholders. As described in the Proxy Statement, the Company’s total stockholder return during fiscal years 2018 and 2019 and the first six months of fiscal year 2020, at the time the Board of Directors approved the fiscal 2020 compensation changes, was 144%. The Board further notes that as of August 17, 2020, the closing market price of the Company’s common stock was $105.31, an increase of 59.7% since April 30, 2020.

As further described below, the fiscal 2020 adjustments to the Company’s executive compensation program are intended to not only increase the market competiveness and retention value of our executive compensation program in light of management’s strong performance during the past two fiscal years, but also further align their interests with the interests of our long-term shareholders and promote the Board’s objective of taking a long-term approach to operational decision-making and Company success.

Base Salary

In November 2019, the Compensation Committee of the Company’s Board of Directors (the “Committee”) recommended, and the Board of Directors approved, base salary increases and certain other adjustments to the compensation of the Company’s NEOs: Jeffery A. Williams, President and Chief Executive Officer; Vickie D. Judy, Chief Financial Officer; and Leonard L. Walthall, Chief Operating Officer. The annual base salary increases were based on an informal review of market compensation practices and a review of the Company’s performance during the past two fiscal years since Mr. Williams and Ms. Judy assumed their current roles. The Committee concluded the executives’ base salaries were below market and needed to be adjusted to be competitive in the marketplace and retain talented executives. The Committee noted that, during Mr. Williams’ tenure as Chief Executive Officer, the Company’s share price had advanced substantially and the financial performance of the Company improved significantly by many measures, including revenue growth, income before taxes, earnings per share, finance receivables growth, credit losses and cash flows. Each of the NEOs made material contributions critical to the improvement in the performance of the business during this period.

Short-Term and Long-Term Incentive Compensation

As owners of the business and representatives of the shareholders, the Board is focused on increasing shareholder value over the long-term. Given the duration of the Company’s finance receivables, length of customer relationships, critical operating variables such as net charge-off percentages, collection percentages, and revenue growth, and appropriate liquidity and debt levels, coupled with   the importance of investing strategically for future growth, the Board of Directors and management view the Company’s operational success and business objectives from a long-term perspective.  Because many of the key operating variables of the business are measured over a period of time greater than a calendar year, the Committee believes that long-term equity incentives are more effective than short-term cash incentives at promoting the Company’s long-term goals and aligning the NEOs’ economic interests with those of our shareholders. The Committee also believes that the new base salaries provide an effective short-term incentive for management to continue the Company’s strong financial performance in the near term. Consequently, the Committee decided to eliminate short-term cash incentives for the current fiscal year in combination with awards of meaningful stock option grants to each of the NEOs. The stock options will vest ratably over five years with an exercise price of $109.06 per share and a term of ten years.

In reaching its decision to grant the stock option awards, the Committee considered various long-term incentive alternatives, including annual stock option grants as well as performance-based restricted shares with multiple performance targets. The Committee recognizes that periodic multi-year stock option grants are atypical; however, the Committee believes that, at this stage in the Company’s business, time-vested stock options awards provide a more appropriate and effective long-term equity incentive vehicle than other equity alternatives for continuing to promote stockholder return over the next five years in light of the significant appreciation in the market value of the Company’s stock during the past three fiscal years. The Committee believes that a variety of performance measures (such as earnings per share growth, finance receivables growth and cash flow generation) must be achieved and sustained over a long period of time in order to achieve a meaningful increase in the stock price above the exercise price. Thus, the NEOs must deliver meaningful, broad-based and sustained returns to stockholders to realize significant value as the option vests. Further, setting absolute financial goals could be heavily impacted by macroeconomic or regulatory pressures and may or may not be reflective of the Company’s stock price performance, whereas a long-term stock option award remains aligned with the value realized by stockholders if and when the management’s strategic priorities change.

The Committee determined the number of options to be granted to each NEO based on the expected grant value of equity awards that would otherwise have been granted over a five-year period assuming annual awards were granted. The Committee’s philosophy has been to make periodic grants of stock options or restricted stock with a longer-term outlook to each award as opposed to granting annual equity awards. While the Committee may grant additional equity awards from time to time, such as in connection with an executive’s promotion, the Committee believes that issuing appropriately-sized multi-year stock option or restricted stock grants on a less frequent basis has served as an effective approach to reward executives for strong performance, incentivize them to focus on the long-term growth and success of the business and further enhance long-term value for our shareholders. The stock option awards granted in fiscal 2020 are consistent with this philosophy. Therefore, the Committee does not currently intend to grant additional equity awards to the NEOs during the five-year vesting period for these fiscal 2020 stock option grants.

In connection with the decision to grant stock options to the NEOs during fiscal 2020, the Committee in particular proactively sought and received feedback on the current structure of its executive compensation program from the Committee members who hold substantial long-term positions in the Company’s stock. The Committee considered this feedback in evaluating various alternatives for structuring NEO compensation in a way that continues to closely align them with Company’s stock performance, particularly over the long-term. The Committee concluded that the issuance of stock options closely aligns the NEOs’ interests with long-term value creation at the Company as the options are subject to a multi-year vesting period and valuable only if significant stock price appreciation is sustained.

Policies Further Promoting Shareholder Alignment

As described in the Proxy Statement, the Board of Directors in February 2020 also instituted common stock ownership guidelines for our NEOs based on a multiple of the executive’s base salary to further promote long-term decision making and align management’s interests with those of our long-term shareholders.

COVID-19 Considerations

Like many other businesses, the outbreak of COVID-19 beginning in March 2020 and the resulting government actions in response to the pandemic have impacted the operations of our stores and consumer demand for the vehicles we sell. While our dealerships have remained open throughout the pandemic and are operating under all CDC recommendations, we have taken measures to enhance our liquidity position and provide additional financial flexibility, including drawing down funds on our revolving credit facility and aligning operating expenses to the current state of the business. We have also taken advantage of deferring the employer share of social security payroll taxes as permitted under the CARES Act and have supported associates impacted by COVID-19 by providing extra paid time off in addition to their other paid and unpaid time off options. Although we reduced hours for certain associates, these measures allowed us to maintain workforce engagement with no disruption to associate benefits, and all of our associates are currently back to work full time. Our top priority remains ensuring the health and safety of our associates and customers, and we continue to monitor the situation closely.

Despite the challenges to the Company and our customers posed by the pandemic, particularly in March and April, the Company has maintained relatively robust sales and collections during the months since the pandemic began, with limited increases in credit losses and other expenses. These efforts have resulted in year-over-year quarterly increases in revenue, solid profits and strong cash flows in each of the last two quarters. The Board of Directors believes the Company’s financial results during these two quarters further evidence the strength and value of the Company’s executive leadership team and the hard work and dedication of all of our associates.

The Committee will continue to review the Company’s executive compensation program and practices to ensure that they appropriately reflect our evolving business, and our executive incentive and retention needs. However, the Board remains committed to closely linking pay with performance and to promoting sustainable growth in our stock price and long-term value for our shareholders.

For the foregoing reasons, the Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

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